Exhibit (a)(1)

NOTICE TO HOLDERS OF

3.375% CONVERTIBLE SENIOR NOTES DUE 2011

ISSUED BY

ChipMOS TECHNOLOGIES (Bermuda) LTD.

NOTICE IS HEREBY GIVEN pursuant to Sections 10.1 and 10.3 of the Indenture (the “Indenture”), dated as of September 29, 2006, between ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company incorporated with limited liability under the laws of Bermuda (the “Company”) and The Bank of New York Mellon, as trustee, in connection with the 3.375% Convertible Senior Notes due 2011 (the “Notes”) of the Company, that each holder of the Notes (the “Holder”), at its option, may require the Company to repurchase (the “Repurchase Right”) on September 29, 2008 (the “Repurchase Date”), all of such Holder’s Notes not previously converted or called for redemption or repurchased, or any portion of the Principal thereof that is equal to US$1,000 or an integral multiple thereof (provided that no single Note may be repurchased in part unless the portion of the principal amount of such Note to be Outstanding after such repurchase is equal to US$1,000 or an integral multiple thereof), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest on the Notes up to, but excluding, the Repurchase Date (the “Repurchase Price”).

To exercise your Repurchase Right and receive payment of the Repurchase Price, you must deliver, pursuant to Sections 10.1 and 10.4 of the Indenture, to the office of The Bank of New York Mellon, as Paying Agent (the “Paying Agent”), at the address specified below, no earlier than August 29, 2008 and no later than 5:00 p.m., London time, on Monday, September 22, 2008, the following:

•	a completed Repurchase Notice, the form of which is enclosed herein as Annex A; and

•

the Notes or cause such Notes to be delivered through the facilities of the Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, societe anonyme (“Clearstream”), as applicable, with respect to which the Repurchase Rights is being exercised.

Notwithstanding anything herein to the contrary, any Holder which has delivered a completed Repurchase Notice to the Paying Agent shall have the right to withdraw such Repurchase Notice by delivery of a written notice of withdrawal delivered to the office of the Paying Agent at the address specified below at any time prior to 5:00 p.m., London time, on Monday, September 22, 2008, specifying:

•	the certificate number, if any, of the Note or Notes in respect of which such notice of withdrawal is being submitted;

•	the Principal amount of the Note or Notes with respect to which such notice of withdrawal is being submitted; and

•	the Principal amount, if any, of such Note or Notes which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company.

Any Notes as to which a Repurchase Notice has been given may be converted, if they are otherwise convertible pursuant to terms of the Indenture and the Notes, only if the completed and delivered Repurchase Notice has been validly withdrawn in accordance with the procedures set forth above. As of the date of this Notice, the price at which the Notes shall be converted is US$6.85, and may be subject to further adjustment pursuant to the terms of the Indenture.

Unless the Company defaults in making payment of the Repurchase Price or Interest on the Notes surrendered for repurchase by the Company, Interest will cease to accrue on and after the Repurchase Date.

The Common Code number of the Notes is 026829330.

All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Any Repurchase Notice and notice of withdrawal must be delivered by mail, courier or facsimile to the Paying Agent as follows:

Paying Agent: The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier:	By Facsimile:

The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom Attention: Global Trust Services	(44) 20-7964-6399 Attention: Global Trust Services

With a copy to: The Bank of New York Mellon One Temasek Avenue #02-01 Millenia Tower Singapore 039192	(65) 6883-0338

Purchase other than through Repurchase Right

The Company may purchase the Notes or arrange for the purchase of the Notes or the common shares of the Company into which the Notes are convertible other than through an exercise of the Repurchase Right by the Holders of the Notes. Any such purchases if commenced may be discontinued at any time. If the Company purchases or arranges to purchase any of the Notes or the common shares into which the Notes are convertible it shall so disclose such purchases or arrangements to purchase through submissions under the cover of Form 6-K to the U.S. Securities and Exchange Commission.

The date of this Notice is August 13, 2008

ANNEX A

FORM OF REPURCHASE NOTICE

To:	ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Science Park

Hsinchu, Taiwan

Republic of China

RE: 3.375% Convertible Senior Notes due 2011 (the “Notes”)

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”) as to the occurrence of a Repurchase Event with respect to the Company and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 principal amount or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note, together with Interest on such principal amount, if any, accrued and unpaid to, but excluding, such date, to the registered Holder hereof. All capitalized term used but not specially defined herein shall have the meanings given to such terms in the Indenture governing the Notes.

Your Name:

                      (Print your name exactly as it appears on the face of this Note)

Dated:

Your Signature:

                              (Sign exactly as your name appears on the face of this Note)

Social Security or other Taxpayer Identification Number:

Principal amount to be repurchased (if less than all): $

Certificate number: